Exhibit 99.1

RE/MAX U.S. Affiliates,

On September 18, RE/MAX, LLC announced it reached a nationwide settlement of two class action lawsuits – known widely as "Burnett" and "Moehrl" – and any similar legal actions. Last night, October 5, the plaintiffs filed the settlement agreement with the court. So, as promised, we are now communicating the terms to you – including the changes to RE/MAX, LLC business practices.

It's important to note that the nationwide settlement, which requires court approval, would release RE/MAX, LLC, the U.S. independent regions, and U.S. RE/MAX brokerages and affiliates – all of you – from any claims related to these lawsuits. It would also settle, on a nationwide basis, any similar claims that could be brought.

We continue to deny the allegations made in the complaints and in no way acknowledge any wrongdoing. We also continue to believe in buyer agency, cooperative compensation and the idea that consumers are best served when they are working with real estate professionals.

At the same time, we believe that protecting the network from costly litigation and the risk of further damages makes this settlement the right course of action.

As part of the settlement, RE/MAX, LLC will pay $55 million into a settlement fund. We intend to use available cash to pay the settlement amount, so we don't expect any impact on the services provided to you.

The settlement agreement is subject to court approval and will be effective following an appeals process, if applicable. We’re anticipating final approval sometime next year.

We're also agreeing to eight business-related conditions that RE/MAX, LLC would need to implement within six months of the court’s final approval:

1. RE/MAX, LLC, as the franchisor, will continue to encourage you to be transparent in your dealings with all home sellers and buyers – especially in the areas of cooperation and compensation. RE/MAX, LLC won't require you to make offers of compensation or accept offers of compensation from cooperating brokers.

We'll also continue to encourage you to be very clear that commissions are negotiable and not set by law or RE/MAX, LLC corporate policy. That can and should be communicated in listing agreements, buyer representation agreements and pre-closing disclosure documents. If you use documents mandated by the government or MLS, we'll recommend that you include an additional disclosure outlining these facts.

2. RE/MAX, LLC will continue to expect RE/MAX buyer-side brokers and agents to be transparent in accurately disclosing their compensation structure. In other words, you should continue to be honest and upfront about how much your services cost – and how you expect to be paid.

3. RE/MAX, LLC, via remax.com, will continue to display offers of cooperative compensation made by listing brokers and agents where such data is available. RE/MAX, LLC will encourage you to do the same on your listing displays, platforms and feeds.

4. RE/MAX, LLC will continue to not provide any software that filters or restricts MLS listings based on the level of compensation being offered. And we'll encourage you not to filter search results in this manner – unless directed to do so by a client.

5. RE/MAX, LLC will remind you of your professional obligation to show and market properties regardless of what the offer of cooperative compensation might be.

6. RE/MAX, LLC will continue to not express or imply a minimum commission requirement in any of our franchise agreements, training materials or other policies. In other words, RE/MAX brokerages and agents will continue to have the freedom to set and/or negotiate commissions as they see fit.

7. RE/MAX, LLC will develop educational materials reflecting and consistent with the business practices detailed above – and we'll make sure our current content aligns with them as well.

8. RE/MAX, LLC will not require you to be members of the National Association of Realtors (NAR) or follow NAR's Code of Ethics or the MLS Handbook. All U.S. RE/MAX brokerages will be free to determine whether NAR membership works best for them and their agents – and we’ll support the choice either way. RE/MAX, LLC also won’t hold affiliates to any current requirements in these areas.

As needed, we'll update our franchise agreements, educational materials, Brand Standards Manual and model ICA to reflect these conditions accordingly.

In the spirit of transparency, we’ve posted the filed settlement agreement on MAX/Center so you can read the entire document if you wish.

As industry leaders, RE/MAX affiliates understand the value of transparency, clarity, and fully informed buyers and sellers. After all, those elements are the foundation of referrals and repeat business. Moving forward, RE/MAX, LLC will amplify these principles and their importance as part of our role as franchisor.

The Burnett trial in Missouri is set to begin later this month – with RE/MAX, LLC no longer among the defendants. Whatever the outcome, and whatever the ramifications across the industry,I have no doubt RE/MAX affiliates will continue to lead the way.

If you have any questions, please reach out to me or to your regional team.

Thank you,

- Nick

Nick Bailey
President and CEO
RE/MAX, LLC